Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 952-715-5097
e: zaheed.mawani@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS FIRST QUARTER FISCAL 2014 COMPARABLE CASH EPS GROWTH OF 35.5% TO $2.25

ROANOKE, Va, May 15, 2014 - Advance Auto Parts, Inc. (NYSE: AAP), the largest automotive aftermarket parts provider in North America, serving both the do-it-yourself and professional installer markets, today announced its financial results for the first quarter ended April 19, 2014. First quarter comparable earnings per diluted share (EPS) were $2.25, an increase of 35.5% versus the first quarter last year. These first quarter comparable results exclude $0.11 of amortization of acquired intangible assets, integration costs of $0.10 associated with the acquisition of General Parts International, Inc. (General Parts) and $0.03 of integration costs associated with the integration of B.W.P. Distributors, Inc. (BWP).

Comparable First Quarter Performance Summary (1,2)

	Sixteen Weeks Ended
	April 19, 2014	April 20, 2013

Sales (in millions)	$2,969.5	$2,015.3

Comp Store Sales %	2.4%	(3.2%)

Gross Profit (in millions)	$1,353.1	$1,008.2

Comparable SG&A (in millions)	$1,068.7	$802.4

Comparable Operating Income (in millions)	$284.4	$205.8

Comparable Cash EPS	$2.25	$1.66

Avg Diluted Shares (in thousands)	73,355	73,806

(1)
The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the sixteen weeks ended April 19, 2014 have been reported on a comparable basis to exclude BWP integration costs of $4.0 million, General Parts integration costs of $11.5 million and General Parts amortization of $13.1 million related to the acquired intangible assets. The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the sixteen weeks ended April 20, 2013 have been reported on a comparable basis to exclude BWP integration costs of $1.7 million. Refer to the presentation of the respective financial measures on a GAAP basis and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial tables in this press release.

(2)	Consistent with its comparable sales policy, the Company will not include the sales from General Parts in its comparable sales results in 2014.

"The General Parts acquisition coupled with strong execution from our Team Members delivered Comparable Cash EPS growth of approximately 36% and an increase in comparable store sales of 2.4% in the quarter," said Darren R. Jackson, Chief Executive Officer. "We are off to an encouraging start to the year and remain focused on our core business outcomes while making positive progress with our integration of General Parts.  Together, our operational and integration momentum position our business for a strong 2014.”

First Quarter 2014 Highlights

Total sales for the first quarter increased 47.3% to $2.97 billion, as compared with total sales during the first quarter of fiscal 2013 of $2.02 billion. The sales increase was driven by the acquisition of General Parts, solid execution delivering a comparable same store sales increase of 2.4% and the addition of new stores over the past 12 months.

The Company's gross profit rate was 45.6% of sales during the first quarter as compared to 50.0% during the first quarter last year. The 446 basis-point decrease in gross profit rate was the result of the higher mix of commercial sales which has a lower gross margin rate resulting from the acquisition of General Parts partially offset by synergy savings in the quarter.

The Company's Comparable SG&A rate was 36.0% of sales during the first quarter as compared to 39.8% during the same period last year. The 383 basis-point decrease was the result of the acquired General Parts business having a lower SG&A infrastructure and fixed cost leverage from the positive sales performance, partially offset by higher occupancy costs driven by harsh winter weather. On a GAAP basis, the Company's SG&A rate was 37.0% of sales during the first quarter as compared to 39.9% during the same period last year.

The Company's Comparable Operating Income was $284.4 million during the first quarter, an increase of 38.2% versus the first quarter of fiscal 2013. As a percentage of sales, Comparable Operating Income in the first quarter was 9.6% compared to 10.2% during the first quarter of fiscal 2013. On a GAAP basis, the Company's operating income during the first quarter of $255.8 million increased 25.4% versus the first quarter of fiscal 2013. As a percentage of sales, operating income was 8.6% during the first quarter as compared to 10.1% during the first quarter of fiscal 2013.

In the first quarter, the Company generated $81.1 million in operating cash flow compared to $135.3 million in the first quarter of fiscal 2013. Free cash flow in the first quarter was $20.6 million versus $81.3 million in the first quarter last year. This decrease in free cash flow was primarily due to an increase in owned inventory, a decrease in accrued expenses, offset by an increase in net income. Capital expenditures in the first quarter were $60.5 million as compared to $63.1 million in the first quarter of fiscal 2013.

“We are pleased with the progress we made during the first quarter as a combined team post acquisition with General Parts that allowed us to deliver positive sales performance and approximately 38% growth in operating income dollars,” said Mike Norona, Executive Vice President and Chief Financial Officer. “Our base business and integration work continue to progress well and our synergy work is on-track further reinforcing our confidence in driving long term value from the acquisition. Given our performance in the first quarter and the execution momentum we continue to build, we are raising our full year guidance for Comparable Cash EPS to be in the range of $7.30 - $7.50.”

Store Information

As of April 19, 2014, the Company operated 5,276 company-operated stores and 105 Worldpac branches, and served approximately 1,400 independently-owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the first quarter.

	AAP	AI	BWP	CARQUEST	WORLDPAC	Total
December 28, 2013	3,741	217	91	—	—	4,049
New	17	—	—	3	2	22
Closed	(2)	(1)	—	(6)	—	(9)
Acquired (1)	—	—	—	1,233	103	1,336
Consolidated	—	—	(17)	—	—	(17)
Converted	18	—	(18)	—	—	—
April 19, 2014	3,774	216	56	1,230	105	5,381

(1)
The Company acquired the Carquest stores and Worldpac branches as part of its acquisition of General Parts on January 2, 2014. The number of acquired Carquest stores is 15 less than previously reported due to reclassification of certain locations.

Dividend

On May 14, 2014, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on July 2, 2014 to stockholders of record as of June 18, 2014.

Annual Stockholders' Meeting Announcements

The Company held its annual meeting of stockholders on May 14, 2014. During the meeting, the following individuals were elected to serve on the Company's Board of Directors for the next year: John F. Bergstrom, John C. Brouillard, Fiona P. Dias, Darren R. Jackson, William S. Oglesby, J. Paul Raines, Gilbert T. Ray, Carlos A. Saladrigas O. Temple Sloan, III, and Jimmie L. Wade.

The Company's stockholders voted to approve the compensation of the Company's named executive officers and approved the 2014 long-term incentive plan. The stockholders also ratified the appointment by the Company's Audit Committee of Deloitte & Touche LLP as its independent registered public accounting firm for 2014. A majority of the shares voted were cast against an advisory proposal regarding the ability of stockholders to act by written consent.
Investor Conference Call
The Company will host a conference call on Thursday, May 15, 2014, at 10:00 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until May 15, 2015.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., the largest automotive aftermarket parts provider in North America, serves both the do-it-yourself and professional installer markets. As of April 19, 2014 Advance operated 5,276 company-operated stores, 105 Worldpac branches, and served approximately 1,400 independently owned Carquest branded stores in 49 states, Puerto Rico, the Virgin Islands and Canada.  Advance employs approximately 74,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities
Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, statements regarding the benefits and other effects of the acquisition of General Parts; the combined company’s plans, objectives and expectations; expected growth and future performance of AAP, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, integration costs for BWP and General Parts, synergies, expenses to achieve synergies, comparable cash earnings per diluted share for fiscal year 2014; earnings per share impact for the 53rd week of fiscal 2014 and other statements that are not historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the General Parts acquisition, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the General Parts acquisition may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating General Part’s employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the General Parts acquisition; the impact of the General Parts acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and General Part’s products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended December 28, 2013 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 19, 2014	December 28, 2013	April 20, 2013

Assets

Current assets:
Cash and cash equivalents	$83,358	$1,112,471	$407,724
Receivables, net	576,606	277,595	272,208
Inventories, net	3,910,948	2,556,557	2,423,772
Other current assets	70,872	42,761	59,170
Total current assets	4,641,784	3,989,384	3,162,874

Property and equipment, net	1,425,117	1,283,970	1,284,805
Assets held for sale	615	2,064	2,237
Goodwill	1,011,299	199,835	201,789
Intangible assets, net	789,825	49,872	57,994
Other assets, net	44,434	39,649	37,786
	$7,913,074	$5,564,774	$4,747,485

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$70,865	$916	$689
Accounts payable	2,975,975	2,180,614	2,101,549
Accrued expenses	541,451	428,625	381,315
Other current liabilities	75,956	154,630	140,588
Total current liabilities	3,664,247	2,764,785	2,624,141

Long-term debt	2,001,740	1,052,668	604,265
Other long-term liabilities	580,456	231,116	248,632
Total stockholders' equity	1,666,631	1,516,205	1,270,447
	$7,913,074	$5,564,774	$4,747,485

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Sixteen Week Periods Ended
April 19, 2014 and April 20, 2013
(in thousands, except per share data)
(unaudited)

	Q1 2014			Q1 2013
	As Reported	Comparable Adjustments (a)	Comparable	As Reported	Comparable Adjustments (a)	Comparable

Net sales	$2,969,499	$—	$2,969,499	$2,015,304	$—	$2,015,304
Cost of sales	1,616,377	—	1,616,377	1,007,098	—	1,007,098
Gross profit	1,353,122	—	1,353,122	1,008,206	—	1,008,206
Selling, general and administrative expenses	1,097,320	(28,579)	1,068,741	804,138	(1,701)	802,437
Operating income	255,802	28,579	284,381	204,068	1,701	205,769
Other, net:
Interest expense	(23,642)	—	(23,642)	(10,660)	—	(10,660)
Other income, net	603	—	603	958	—	958
Total other, net	(23,039)	—	(23,039)	(9,702)	—	(9,702)
Income before provision for income taxes	232,763	28,579	261,342	194,366	1,701	196,067
Provision for income taxes	85,037	10,860	95,897	72,576	646	73,222
Net income	$147,726	$17,719	$165,445	$121,790	$1,055	$122,845

Basic earnings per share (b)	$2.02	$0.24	$2.26	$1.66	$0.01	$1.67
Diluted earnings per share (b)	$2.01	$0.24	$2.25	$1.65	$0.01	$1.66

Average common shares outstanding (b)	72,869	72,869	72,869	73,194	73,194	73,194
Average diluted common shares outstanding (b)	73,355	73,355	73,355	73,806	73,806	73,806

(a)
The comparable adjustments to Selling, general and administrative expenses for Q1 2014 includes BWP integration costs of $4.0 million, GPI integration costs of $11.5 million and GPI amortization of $13.1 million related to the acquired intangible assets. The comparable adjustments to Selling, general and administrative expenses for Q1 2013 includes BWP integration costs of $1.7 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At April 19, 2014 and April 20, 2013, we had 72,947 and 72,958 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Sixteen Week Periods Ended
April 19, 2014 and April 20, 2013
(in thousands)
(unaudited)

	April 19, 2014	April 20, 2013

Cash flows from operating activities:
Net income	$147,726	$121,790
Depreciation and amortization	88,205	64,027
Share-based compensation	7,133	2,664
(Benefit) provision for deferred income taxes	5,202	(3,249)
Excess tax benefit from share-based compensation	(4,165)	(11,971)
Other non-cash adjustments to net income	1,247	589
(Increase) decrease in:
Receivables, net	(45,507)	(19,247)
Inventories, net	(196,062)	(70,728)
Other assets	(16,458)	(11,228)
Increase (decrease) in:
Accounts payable	101,381	35,363
Accrued expenses	(10,739)	19,240
Other liabilities	3,168	8,035
Net cash provided by operating activities	81,131	135,285

Cash flows from investing activities:
Purchases of property and equipment	(60,529)	(63,124)
Business acquisitions, net of cash acquired	(2,056,937)	(186,859)
Sale of certain assets of acquired business	—	9,004
Proceeds from sales of property and equipment	33	136
Net cash used in investing activities	(2,117,433)	(240,843)
Cash flows from financing activities:
Decrease in bank overdrafts	(5,796)	(8,711)
Net (payments) borrowings on credit facilities	1,019,000	—
Dividends paid	(8,781)	(8,800)
Proceeds from the issuance of common stock, primarily exercise of stock options	2,979	2,434
Tax withholdings related to the exercise of stock appreciation rights	(3,118)	(16,910)
Excess tax benefit from share-based compensation	4,165	11,971
Repurchase of common stock	(615)	(59,918)
Contingent consideration related to previous business acquisitions	—	(4,726)
Other	(232)	(169)
Net cash provided by (used in) financing activities	1,007,602	(84,829)

Effect of exchange rate changes on cash	(413)	—

Net decrease in cash and cash equivalents	(1,029,113)	(190,387)
Cash and cash equivalents, beginning of period	1,112,471	598,111
Cash and cash equivalents, end of period	$83,358	$407,724

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Sixteen Week Periods Ended
April 19, 2014 and April 20, 2013
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	April 19, 2014	April 20, 2013

Cash flows from operating activities	$81,131	$135,285
Cash flows used in investing activities	(2,117,433)	(240,843)
Less: Cash used in business acquisitions	(2,056,937)	(186,859)

Free cash flow	$20,635	$81,301

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

First Quarter Performance Summary on a GAAP Basis(1):

	Sixteen Weeks Ended
	April 19, 2014	April 20, 2013

Sales (in millions)	$2,969.5	$2,015.3

Comp Store Sales %	2.4%	(3.2%)

Gross Profit (in millions)	1,353.1	1,008.2

SG&A (in millions)	1,097.3	804.1

Operating Income	255.8	204.1

Diluted EPS	$2.01	$1.65

Avg Diluted Shares (in thousands)	73,355	73,806

(1) These financial metrics have been reported on a GAAP basis which includes the impact of BWP integration costs of $4.0 million, GPI integration costs of $11.5 million and GPI amortization of $13.1 million related to the acquired intangible assets in the first quarter of 2014, and BWP integration costs of $1.7 million in the first quarter of 2013. These financial measures should be read in conjunction with our financial measures presented on a comparable basis earlier in this press release. Management believes the reporting of financial results on a non-GAAP basis to remain comparable is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.